Exhibit 99.1

FOR IMMEDIATE RELEASE

StanCorp Financial Group, Inc. Announces Preliminary Financial Results for the First Quarter of 2006

StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today announced preliminary financial results for the first quarter of 2006. Net income per diluted share for the first quarter of 2006 is estimated to be $0.69 to $0.71, compared to $0.76 per diluted share for the first quarter of 2005. After-tax net capital losses were approximately $0.03 per diluted share for the first quarter of 2006, compared to $0.01 per diluted share for the first quarter of 2005. Net income per diluted share for the first quarter of 2006, excluding after-tax net capital gains and losses, is estimated to be $0.72 to $0.74, compared to $0.77 per diluted share for the first quarter of 2005 (See discussion of non-GAAP financial measures below).

Results for the quarter were influenced by comparatively less favorable claims experience in our group life, group disability and individual disability insurance businesses. Typically, we experience some offsetting quarterly fluctuations in each of these businesses, but in the first quarter of 2006 all three of them were impacted by negative fluctuations. For group life and disability, the benefit ratio (the ratio of policyholder benefits including interest credited to premiums) is estimated to be 79.2% for the first quarter of 2006, which is higher than the 77% to 78% expected for 2006 on an annual basis. The higher benefit ratio primarily resulted from comparatively greater claims severity in group long term disability insurance and comparatively higher claims incidence in group life insurance. In the first quarter of 2005, benefits to policyholders were reduced by $3 million as a result of an ongoing assessment of claims recovery patterns. The discount rate used to establish new long term disability reserves was 5% for each of the first quarters of 2006 and 2005. Claims experience can fluctuate widely from quarter to quarter. For individual disability, the benefit ratio (the ratio of policyholder benefits to premiums) is estimated to be 108.4% for the first quarter of 2006, which is higher than the 82.9% for the first quarter of 2005. The higher benefit ratio primarily resulted from comparatively higher claims incidence in individual disability claims. Because of the small size of the block of individual disability insurance, the benefit ratio for this business will fluctuate more than the benefit ratio for the group businesses. Claims experience can fluctuate widely from quarter to quarter.

In addition, premium growth for the first quarter of 2006 was 5.5%, which was lower than the Company’s long-term target range of 10% to 12%, largely attributable to the effects of our ongoing commitment to pricing discipline, in what was noted as a very price competitive renewal and sales environment in the first quarter of 2006. Offsetting the lower premium growth was revenue growth in the Asset Management segment of 13.2% for the first quarter of 2006, compared to the first quarter of 2005.

The preliminary results are based on management’s initial estimates of operating results and there can be no assurance that amounts may not change. StanCorp will announce its final first quarter financial results before the market opens on April 25, 2006.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income (loss) are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with about 29,000 group insurance policies in force covering approximately 7.4 million employees as of December 31, 2005. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2005 annual report on Form 10-K filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

Contacts

Investor Relations and Financial Media

Jeff Hallin

Telephone: (971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Tiana Tozer

Telephone: (971) 321-7051

E-mail: ttozer@standard.com